Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Noble Spinco Limited of (i) our report dated December 19, 2013 relating to the combined financial statements of Noble Standard-Spec Business at December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and (ii) our report dated December 19, 2013 relating to the balance sheet of Noble Spinco Limited at December 13, 2013, all of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 19, 2013